Exhibit 10.10.4

July 23, 2004

Mr. John W. Braukman, III

4945 Piedmont Lake Road

Pine Mountain, Georgia 31822

Employment Separation and Consulting Agreement

Dear Jay:

As used in this Employment Separation and Consulting Agreement (“Agreement”), the “Company” will mean ITC^DeltaCom, Inc. and its respective affiliates. This Agreement sets forth the agreement between you and the Company with respect to your separation from employment with the Company. This Agreement shall include the “General Release of Claims” between you and the Company, and the “Relocation Program for John W. Braukman, III,” attached hereto as Exhibits A and B, respectively.

1.	Employment Separation. Effective July 31, 2004, the Company and you mutually agree that you will cease to be Chief Operating Officer of the Company. Effective July 31, 2004, you will cease to have any executive, operational or managerial duties with the Company. Effective August 1, 2004, the Company will employ you as a consultant of the Company upon the terms and conditions set forth herein (the “Consultancy”) and will continue to employ you as such until August 1, 2005 or the date you accept other full-time employment, whichever is earlier (the “Separation Date”).

2.	Consulting Duties. During the Consultancy, you will be available to the Company’s executive officers and their designees from time to time to perform such duties and assignments as they may reasonably request, and with reasonable notice. You will be compensated for such duties as specified below. In the course of performing any such duties and assignments, you will be reimbursed for reasonable and customary expenses in accordance with the Companies’ Travel and Expense Reimbursement policies and procedures.

3.	Compensation. For your commitments and undertakings in this Agreement, the Company will pay you the amounts set forth in this Section 3.

a.	Bi-Weekly Payments. During the period of the Consultancy beginning August 1, 2004 and ending February 1, 2005, the Company will pay you at an annualized rate of Two Hundred and Forty Thousand Dollars ($240,000), payable in bi-weekly installments; plus, One Hundred and Twenty-Five Dollars ($125.00) per hour for any specific assignments performed and invoiced to the Company with

Mr. John W. Braukman, III

July 23, 2004

the Company’s prior written notice and approval (collectively, the “Consulting Pay”). After February 1, 2005, the Company will cease the Consulting Pay, for a total Consulting Pay of One Hundred and Twenty Thousand Dollars ($120,000.00) plus any additional invoiced amounts for specific assignments performed, unless you have not found other full-time employment, in which case the Consulting Pay shall continue until the Separation Date.

b.	General Eligibility for Stock Options, Stock Units, Performance Shares, Bonuses, Etc. Except as specifically set forth herein, you will not be eligible for any award or new grant or continued vesting of stock options or other stock compensation under the 1997 ITC^DeltaCom, Inc. Employee Stock Option Plan (the “1997 Plan”), or any other stock compensation, bonus or similar or substitute program of the Company (a “Stock Plan”).

c.	Bonus. You will receive a bonus, payable by the Company in bi-weekly installments for the period of the Consultancy beginning August 1, 2004 and ending February 1, 2005, at an annualized rate of Two Hundred and Four Thousand Dollars ($204,000.00). After February 1, 2005, the Company will cease the bonus payment, for a total bonus payment of One Hundred and Two Thousand Dollars ($102,000.00), unless you have not found other full-time employment, in which case the bonus payments shall continue until the Separation Date.

d.	Performance Bonus. In addition, you will receive a performance bonus for your 2004 performance with the Company in the amount of One Hundred Sixteen Thousand and Six Hundred and Sixty-seven Dollars ($116,667.00), which is equal to 7/12ths of your 2003 maximum performance bonus of Two Hundred Thousand Dollars ($200,000.00). This performance bonus is payable upon the seventh (7th) day following your signature on the attached Exhibit A, “General Release of Claims,” in accordance with the seven-day revocation period afforded to you by applicable law.

e.	Stock Units. Forty Thousand (40,000) ITC^DeltaCom, Inc. stock units previously granted to you will vest or be exercisable in accordance with their terms, and upon the Company’s Board of Directors’ Compensation Committee approval. All remaining stock unit grants you previously received shall be cancelled.

f.	Health Care and Benefit Coverage. You and your family will continue to have the current coverage you hold under the Company’s Medical (including related prescription drug benefits), Dental, Group Term Life Insurance, and Accidental Death and Dismemberment Plans, through February 1, 2005, as if you were an active employee. After February 1, 2005, the Company will cease coverage of the aforementioned health care and benefits, unless you have not found other full-time employment with commensurate health care and benefit coverage, in which case the health care and benefit coverage shall continue until the Separation Date.

Mr. John W. Braukman, III

July 23, 2004

g.	Tax. The Companies will withhold applicable taxes, including F.I.C.A., federal, state and local with respect to the payments arrangements described in this Agreement.

h.	Relocation Payment. The Company will reimburse you for any relocation expenses you incur in your move to Raleigh, North Carolina, up to a maximum amount of Sixty Thousand and no/100 Dollars ($60,000.00), to be paid in accordance with the terms and conditions set forth in Exhibit B attached hereto: “Relocation Program for John W. Braukman, III.”

i.	Vacation. You will receive payment for any vacation accrued as of July 31, 2004, in accordance with the Company’s standard vacation payment policies and procedures.

4.	Waiver and Release. In exchange for the compensation and benefits promised herein, and for other good and valuable consideration, you hereby waive and release the Company from any and all claims you may have against them, except for claims relating solely to the performance of their obligations under this Agreement, and further agree to execute the General Release of Claims, attached hereto as Exhibit A, at the time of execution of this Agreement, to more completely set forth the parties’ understanding, and to execute an additional General Release of Claims in the same form upon the Separation Date. Notwithstanding any failure by you to deliver such additional General Release of Claims, your obligations under this Agreement, including those under this Section 4, will remain in full force and effect.

5.	Confidential Information.

a.	Confidential Information Defined. The parties recognize that during your employment, you have learned trade secrets and other information confidential to the Company and that the Company would be substantially injured if the confidentiality of such information were not maintained. For the purposes of this Section 5, “Confidential Information” means and includes every item of and all the contents of any discussions, documents, information, technology, procedures, customer lists, business plans, employee compensation data, pricing information, strategies, software, financial data, ideas and assumptions and all other material relating to or in connection with your prior employment or future consulting work for the Company and their property, business methods and practices, suppliers and customers, other than that which is generally known to the public. To the extent that the Confidential Information comprises any written material or other material in a reproducible form by any means whatsoever, whether manual, mechanical or electronic, you will not copy, extract or reproduce the same by any means whatsoever, nor provide nor otherwise make such material available to any third party, nor use such Confidential Information for your own purposes.

b.	Restriction on Use. You agree not to disclose to third persons such documents or Confidential Information without the prior consent of the Company, whether for compensation or otherwise. You further agree not to use such documents or Confidential Information for any purpose detrimental to the Company. You will at all times use your best possible efforts to ensure that any person to whom the Confidential Information is disclosed pursuant to this Agreement keeps the same secret and confidential and observes an obligation of confidentiality in relation thereto.

Mr. John W. Braukman, III

July 23, 2004

c.	Restriction on Trading. You acknowledge that you may be deemed to be an “officer” of ITC^DeltaCom, Inc. for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder. Accordingly, you agree to comply with the reporting requirements of the Exchange Act and the Company’s policies governing trading of such officers for the period after cessation of your reporting obligations contemplated by Rule 16a-2 promulgated under the Exchange Act. You acknowledge that these reporting and related short-swing profit liabilities are solely your responsibility.

d.	No Waiver of Legal Rights. You hereby acknowledge that none of the provisions of this Agreement, including, without limitation, the provisions of this Section 5 will be deemed or construed to reduce the protections afforded the Company by common law, statute or regulation.

e.	Perpetual Restriction. You acknowledge that your obligations with respect to Confidential Information are perpetual.

f.	Consideration. You acknowledge that any breach of your obligations under this Section 5 will result in immediate forfeiture of your rights to any pay or benefits granted under this Agreement. You further acknowledge that in the event of any breach of your obligations under this Section 5, the Company shall be entitled to liquidated damages equal to the amount of any compensation and bonuses paid under this Agreement in addition to any damages or other judgment awarded by any court or judge to the Company in any arbitration regarding this Agreement.

6.	Private Agreement. It is the desire and in the interest of all parties affected by this Agreement that the terms hereof be maintained in strictest confidence. To that end, you and the Company covenant and agree to maintain each and every term of this Agreement in the strictest confidence, and to neither release nor divulge either orally or in writing any term, covenant or condition hereof to any person, firm or entity provided, however:

a.	that the Company or you may disclose as required pursuant to a lawful subpoena or court order;

b.	that the Company or you may disclose in accordance with a prepared written statement approved in advance by the Chief Executive Officer of the Company; or

c.	that the Company may disclose to employees or advisors, including counsel, determined to have a need to know;

d.	that you may disclose to your spouse, counsel, tax advisor, and estate planner, whom you will instruct to preserve confidentiality;

e.	that you may disclose the existence of the Consultancy and the confidentiality provisions.

7.	Governing Law. This Agreement will be governed, construed and interpreted under the laws of the State of Georgia, without regard to choice of law provision therein provided.

Mr. John W. Braukman, III

July 23, 2004

8.	Injunctive Remedy. You acknowledge that any breach or threatened breach of the covenants set forth in this Agreement would cause irreparable injury to the Company and that money damages alone would not provide an adequate remedy to the Company. The parties agree that any reviewing court will have the authority to reform this provision to conform to applicable law, provided that it is the intent of the parties that this Section 8 be given full effect in all respects.

9.	Adequate Consideration. You acknowledge and agree that the compensation and benefits reflected herein and which you have already received fully satisfy all obligations of the Company arising from your employment or the termination thereof and that the Company are not required to provide the special severance and other termination benefits reflected in this Agreement under the terms of any personnel policy or benefit plan or contract. You further acknowledge that you have signed this Agreement in exchange for consideration in excess of any to which you were otherwise entitled and that such consideration is satisfactory and adequate for the covenants made by you herein.

10.	Parties’ Intent; Mutual Cooperation. The parties mutually agree to conduct themselves with a spirit of harmony and mutual cooperation, and to refrain from and avoid any disparaging or defamatory comments or statements to any third parties after execution hereof that would reflect negatively on the business, person or professional reputation of any parties hereto. You acknowledge and agree that the foregoing applies only to the executive officers of the Company and that your remedy with respect to any breach of the foregoing shall be solely to seek an injunction.

11.	Litigation. You agree to cooperate and provide information and assistance to the Company in any dispute, proceeding, arbitration or litigation involving the Company of which you have knowledge or involvement as a result of your employment with the Company. During any such activity, you will be reimbursed for reasonable and customary expenses in accordance with the Company’s Travel and Expense Reimbursement policies and procedures.

12.	Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity hereof, except an injunction proceeding under any provision herein, shall be finally settled through binding arbitration by a sole, disinterested arbitrator in accordance with the Rules of the American Arbitration Association. The arbitrator shall be jointly selected by you and the Company but, if you and the Company do not agree on an arbitrator within thirty days after demand for arbitration is made by a party, the arbitrator shall be designated by the American Arbitration Association. The award of the arbitrator shall be final and conclusive, and the arbitration shall be concluded within six months of its commencement. Each party to the arbitration shall pay the compensation, costs, fees and expenses of its own witnesses, experts and counsel, and the compensation and any costs and expenses of the arbitrator shall be borne equally by the parties.

13.	Other Agreements. In exchange for the compensation and benefits promised herein, you hereby waive and release the Company from any and all claims you may have with respect to (a) the offer of employment dated October 6, 2003 and (b) the Executive Employment and Retention Agreement dated October 6, 2003, and you acknowledge that this Agreement shall supersede and render null and void in all respects the foregoing agreements.

Mr. John W. Braukman, III

July 23, 2004

14.	Entire Agreement. This Agreement reflects the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior discussions or understandings between the parties. The terms of this Agreement may not be amended, deleted or modified except by prior written agreement signed by you and the Company.

15.	Successors and Assigns. You and the Company have read this Agreement and understand its contents. You and the Company further acknowledge satisfaction with the terms of this Agreement and agree that the Agreement will be binding upon your and the Company’s respective attorneys, heirs, personal representatives, successors and assigns.

Very truly yours,

ITC^DELTACOM, INC.

By:	/s/ John Williams
It’s Vice President-Human Resources

Reviewed, approved and
agreed as of the 23rd day of
July, 2004:

/s/ John W. Braukman, III
John W. Braukman, III